EXHIBIT 10.18
EXECUTION VERSION
CREDIT AGREEMENT
dated as of December 14, 2007
between
STURM, RUGER & COMPANY, INC.
as Borrower
and
BANK OF AMERICA, N.A.
as Lender

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Table of Contents

ARTICLE 1 DEFINITIONS; ACCOUNTING TERMS

Section 1.1 Definitions
Section 1.2 Accounting Terms
Section 1.3 Rules of Interpretation

ARTICLE 2 THE CREDIT

Section 2.1 Revolving Loans
Section 2.2 Purpose
Section 2.3 Prepayments
Section 2.4 Interest Periods
Section 2.5 Conversions and Continuations
Section 2.6 Minimum Amounts and Maximum Number of Tranches
Section 2.7 Interest
Section 2.8 Payments Generally
Section 2.9 Late Charge
Section 2/10 Unused Fee

ARTICLE 3 YIELD PROTECTION; ILLEGALITY; ETC

Section 3.1 Additional Payments
Section 3.2 Basis for Determining Interest Rate Inadequate or Unfair
Section 3.3 Make Whole; Indemnification for Prepayment

ARTICLE 4 CONDITIONS PRECEDENT

Section 4.1 Conditions Precedent to Initial Loans
Section 4.2 Conditions Precedent to All Loans
Section 4.3 Deemed Representations

ARTICLE 5 REPRESENTATIONS AND WARRANTIES

Section 5.1 Organization
Section 5.2 Power and Authority; No Conflicts
Section 5.3 Legally Enforceable Agreements
Section 5.4 Litigation
Section 5.5 Financial Statements
Section 5.6 No Default on Outstanding Judgments or Orders
Section 5.7 No Defaults on Other Agreements
Section 5.8 Solvency
Section 5.9 Insider
Section 5.10 Permits; Franchises

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Section 5.11 Hazardous Substances
Section 5.12 Chief Executive Office
Section 5.13 Taxes
Section 5.14 ERISA
Section 5.15 Subsidiaries and Ownership of Stock
Section 5.16 No Omissions

ARTICLE 6 COVENANTS

Section 6.1 Debt
Section 6.2 Guaranties
Section 6.3 Liens
Section 6.4 Compliance with Laws
Section 6.5 Sale of Assets
Section 6.6 Maintenance of Insurance
Section 6.7 Transactions with Affiliates
Section 6.8 Mergers, Etc.
Section 6.9 No Activities Leading to Forfeiture
Section 6.10 Reporting Requirements
Section 6.11 Rights of Inspection
Section 6.12 Dividends
Section 6.13 Operating Accounts
Section 6.14 Change in Management
Section 6.15 Conduct of Business
Section 6.16 Maintenance of Existence
Section 6.17 Books and Records
Section 6.18 Cooperation

ARTICLE 7 FINANCIAL COVENANTS

Section 7.1 Net Worth

ARTICLE 8 EVENTS OF DEFAULT

Section 8.1 Events of Default
Section 8.2 Remedies

ARTICLE 9 ANTI-MONEY LAUNDERING; PATRIOT ACT

Section 9.1 Compliance with International Trade Control Laws and OFAC Regulations
Section 9.2 Borrower’s Funds
Section 9.3 Borrower’s Compliance with Patriot Act
Section 9.4 Cooperation with Lender
Section 9.5 Actions Taken Pursuant to Anti-Money Laundering Laws

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ARTICLE 10 MISCELLANEOUS

Section 10.1 Amendments and Waivers
Section 10.2 Usury
Section 10.3 Expenses
Section 10.4 Survival
Section 10.5 Successors and Assigns
Section 10.6 Notices
Section 10.7 Setoff
Section 10.8 Arbitration; Waiver of Jury Trial
Section 10.9 Severability
Section 10.10 Counterparts; Facsimile Signatures
Section 10.11 Integration
Section 10.12 Governing Law
Section 10.13 Confidentiality
Section 10.14 Treatment of Certain Information
Section 10.15 Independence of Covenants
Section 10.16 Time of the Essence
Section 10.17 Representation
Section 10.18 Commercial Waiver
Section 10.19 Banking Days

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EXHIBITS AND SCHEDULES

Exhibit A	Revolving Credit Promissory Note
Exhibit B	Authorization Letter
Exhibit C	Notice of Borrowing
Exhibit D	Notice of Interest Rate Conversion/Continuation
Exhibit E	Covenant Compliance Report

Schedule 5.4	Litigation
Schedule 5.14	ERISA
Schedule 5.15	Subsidiaries of Borrower

CREDIT AGREEMENT
     This is a CREDIT AGREEMENT, dated as of December 14, 2007, between Sturm, Ruger & Company, Inc. a Delaware corporation (the “Borrower”) and Bank of America, N.A. (the “Lender”).
     The Borrower desires that the Lender extend credit as provided herein and the Lender is prepared to extend such credit. Accordingly, the Borrower and the Lender agree as follows:
ARTICLE 1. DEFINITIONS; RULES OF CONSTRUCTION.
     Section 1.1. Definitions. As used in this Agreement the following terms have the following meanings:
     “Adjusted Net Worth” means (a) the net worth of the Borrower calculated in accordance with GAAP, plus (b) amounts paid in cash to shareholders of the Borrower by the Borrower for the repurchase or redemption of shares of stock of the Borrower, up to but not in excess of Twenty Million ($20,000,000) Dollars in the aggregate during the period commencing on July 1, 2007 and ending upon the termination of this Agreement.
     “Affiliate” means any Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with, the Borrower or any of its Subsidiaries; (b) which directly or indirectly beneficially owns or holds 5% or more of any class of voting stock of the Borrower or any such Subsidiary; (c) 5% or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or such Subsidiary; or (d) which is a partnership in which the Borrower or any of its Subsidiaries is a general partner. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
     “Agreement” means this Credit Agreement.
     “Applicable Margin” means, with (a) respect to LIBOR Loans, one hundred (100) basis points, and (b) with respect to Variable Rate Loans, minus fifty (-50) basis points.
     “Availability” means, at any time, (a) the Maximum Revolving Credit Amount less (b) all outstanding Revolving Loans.

     “Banking Day” means any day on which commercial banks are not authorized or required to close in Hartford, Connecticut and whenever such day relates to a LIBOR Loan or notice with respect to any LIBOR Loan, a day which is also a LIBOR Business Day.
     “Closing Date” means the date this Agreement has been executed by the Borrower and the Lender.
     “Debt” or “Indebtedness” means, with respect to any Person, without duplication: (a) indebtedness of such Person for borrowed money; (b) indebtedness for the deferred purchase price of property or services (except any trade payable in the ordinary course of business that is treated (in its entirety) as a current account payable under GAAP); (c) unfunded benefit liabilities of such Person (if such Person is not the Borrower, determined in a manner analogous to that of determining unfunded benefit liabilities of the Borrower); (d) the face amount of any outstanding letters of credit issued for the account of such Person (other than documentary letters of credit issued in the ordinary course of business); (e) obligations arising under acceptance facilities; (f) guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; (g) obligations under any interest rate protection, foreign currency exchange, or other interest or exchange rate swap or hedging agreement or arrangement, or other derivative product; (h) obligations secured by any Lien on property of such Person; and (i) obligations of such Person as lessee under capital leases.
     “Default” means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.
     “Default Rate” means, with respect to the principal of any Loan and, to the extent permitted by law, any other amount payable by the Borrower under this Agreement or the Note that is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period from and including the due date, to, but excluding the date on which such amount is paid in full equal to three (3%) percent in excess of the interest rate otherwise applicable with respect to such Loan or Obligation.
     “Dollars” and the sign “$” mean lawful money of the United States of America.
     “Effective Date” means the date that the conditions precedent contained in Section 4.1 have been satisfied.
     “Event of Default” has the meaning given such term in Section 8.1.

     “Facility Documents” means this Agreement, the Note and each of the documents, certificates or other instruments referred to in Article 4 hereof as well as any other documents, instrument or certificate to be delivered by the Borrower in connection with this Agreement or in connection with the documents, certificates or instruments referred to in Article 4, including documents delivered in connection with any borrowing.
     “Forfeiture Proceeding” means any action, proceeding or investigation affecting the Borrower or any of its Subsidiaries or Affiliates before any Governmental Authority, or the receipt of notice by any such party that any of them is a suspect in or a target of any governmental inquiry or investigation, which may result in an indictment of any of them or the seizure or forfeiture of any of their property.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements submitted to the Lender in connection with the Closing.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any court, agency, department, commission, board, bureau, or instrumentality of any of the foregoing.
     Interest Period” means, with respect to any LIBOR Loan, the period commencing on the date such Loan is made, converted to another Type of Loan or renewed, as the case may be, and (subject to the terms and conditions of this Agreement) ending one (1), two (2) or three (3) months thereafter as the Borrower may select so long as no Event of Default has occurred, provided that:
     (A) all payment dates herein shall be subject to and adjusted in accordance with the “Following Business Day Convention”. The Following Business Day Convention shall mean the convention for adjusting any relevant date if it would otherwise fall on a day that is not a LIBOR Banking Day and provides that, in such event, such date shall be adjusted to the first following day that is a LIBOR Banking Day, except that if such following day shall be a day in the following month, such date shall be adjusted to the immediately preceding LIBOR Banking Day; and
     (B) any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end, shall (subject to clause (A) above) end on the last day of such calendar month; and

     (C) any interest period which would end after the Termination Date shall end on the Termination Date;
     (D) the first day of the interest period must be a LIBOR Banking Day;
     (E) the last day of the Interest Period and the actual number of days during the Interest Period will be determined by the Lender using the practices of the London inter-bank market.
     “Lending Office” means, for each Type of Loan, the lending office of the Lender (or of an affiliate of the Lender) designated as such for such Type of Loan on its signature page hereof or such other office of the Lender (or of an affiliate of the Lender) as the Lender may from time to time specify to the Borrower as the office by which its Loans of such Type are to be made and maintained.
     “LIBOR Banking Day” means any day other than a Saturday or a Sunday on which banks are open for business in New York and London and dealing in offshore dollars.
     “LIBOR Loan” means any Loan when and to the extent the interest for such Loan is determined in relation to the “LIBOR Rate.”
     “LIBOR Rate” means, the interest rate determined by the following formula. (All amounts in the calculation will be determined by the Lender as of the first day of the interest period.)

LIBOR Rate =	London Inter-Bank Offered Rate (1.00 - Reserve Percentage)
     “Lien” means any lien (statutory or otherwise), security interest, mortgage, deed of trust, priority, pledge, negative pledge, charge, conditional sale, title retention agreement, financing lease or other encumbrance or similar right of others, or any agreement to give or refrain from giving any of the foregoing.
     “London Interbank Offered Rate” means for any applicable interest period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Lender from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the applicable Interest Period, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Lender.

     “Loans” means the Revolving Loans.
     “Make-Whole Amount” has the meaning specified in Section 3.3.
     “Material Adverse Effect” means a material adverse effect on (a)  the condition (financial or otherwise), business, operations, or properties of the Borrower, (b)  the ability of the Borrower to perform its monetary obligations or perform or comply with any of the material terms and conditions of this Agreement or any other Facility Document, or (c)  the legality, validity, binding effect, enforceability or admissibility into evidence of this Agreement or any other Facility Document, or the ability of the Lender to enforce its rights or remedies under or in connection with this Agreement or any other Facility Document.
     “Maximum Revolving Credit Amount” means Twenty Five Million ($25,000,000) Dollars.
     “Note” means the Revolving Note.
     “Notice of Borrowing” means the notice of borrowing in the form of Exhibit C.
     “Notice of Interest Rate Conversion/Continuation” means the notice of interest rate conversion/continuation in the form of Exhibit D.
     “Obligations” means all obligations (monetary or otherwise, whether absolute, contingent, matured or unmatured) of the Borrower and each other obligor arising under or in connection with any Facility Document (including interest accruing during the pendency of a proceeding of the type described in Section 8.1(f), whether or not allowed in such proceeding) on the Loans.
     “OFAC” means the Office of Foreign Assets Control, Department of the Treasury.
     “Patriot Act” means the USA PATRIOT Act of 2001, Pub. L. No. 107-56, as amended from time to time, together with all rules and regulations promulgated thereunder, and any corresponding provisions of succeeding law.
     “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
     “Prime Rate” means the rate of interest publicly announced from time to time by the Lender as its Prime Rate. The Prime Rate is set by the Lender based on various factors, including the Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Lender may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Lender’s Prime Rate.
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.
     “Regulatory Change” means, with respect to the Lender, any change after the date of this Agreement in United States federal, state, municipal or foreign laws or regulations (including without limitation Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including Lender of or under any United States, federal, state, municipal or foreign laws or regulations (whether or not having the force of law) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof.
     “Revolving Loan” means any loan made by the Lender pursuant to Section 2.1.
     “Revolving Note” means the Revolving Credit Promissory Note in the form of Exhibit A which evidences the Revolving Loans.
     “Subsidiary” means, with respect to any Person, any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power, for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by such Person.
     “Taxes” means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest penalties or similar liabilities with respect thereto.
     “Termination Date” means December 14, 2008; provided that if such date is not a Banking Day, the Termination Date shall be the immediately succeeding Banking Day (or, if such next succeeding Banking Day falls in the next calendar month, the next preceding Banking Day).
     “Tranche” means, at any time, collectively, all LIBOR Loans having then current Interest Periods that begin on the same date and end on the same date.

     “Type” means a Loan’s status as a LIBOR Loan or Variable Rate Loan.
     “Variable Rate” means, for any day, the Prime Rate for such day.
     “Variable Rate Loan” means any Loan when and to the extent the interest rate for such Loan is determined in relation to the Variable Rate.
     Section 1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data required to be delivered hereunder shall be prepared in accordance with GAAP.
     Section 1.3. Rules of Interpretation.
          (a) A reference to any document or agreement shall include such document or agreement as amended, modified, restated or supplemented from time to time (provided that nothing contained in this subsection (a) shall be deemed to permit or authorize any such amendment, modification, restatement or supplement that is not in accordance with the terms of such document or agreement or the terms of this Agreement).
          (b) The singular includes the plural and the plural includes the singular.
          (c) A reference to any law includes any amendment or modification to such law.
          (d) A reference to any Person includes its permitted successors and permitted assigns.
          (e) The words “include”, “includes” and “including” are not limiting.
          (f) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect from time to time in the State of Connecticut, have the meanings assigned to them therein.
          (g) Reference to a particular “Article”, “Section”, “subsection”, “Exhibit”, “Schedule” or the like refers to that article, section, subsection, exhibit, schedule or the like of this Agreement unless otherwise indicated.
          (h) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

          (i) Unless specifically provided to the contrary, any reference to a time refers to such time in Hartford, Connecticut.
          (j) The table of contents and the headings and captions are for convenience only and shall not affect the interpretation or construction of the provisions hereof.
ARTICLE 2. THE CREDIT.
     Section 2.1. Revolving Loans.
          (a) Revolving Loans. Subject to the terms and conditions of this Agreement, the Lender shall make revolving credit loans (the “Revolving Loans”) to the Borrower from time to time from the Effective Date to and including the Termination Date, up to but not exceeding the Maximum Revolving Credit Amount (except in the Lender’s sole and absolute discretion) in the aggregate principal amount at any one time. Subject to the terms and conditions of this Agreement, Revolving Loans may be borrowed, repaid and reborrowed. The Lender shall record the making and repayment of Revolving Loans on its books and records, together with interest and all other appropriate credits and debits (provided failure to so record shall not affect Borrower’s obligation to repay such Loans or impose any liability on Lender) and such books and records shall be conclusive absent manifest error.
          (b) Types of Revolving Loans. Subject to Section 3.2, the Revolving Loans may be outstanding as Variable Rate Loans or LIBOR Loans as determined by Borrower and notified to Lender pursuant to, and in compliance with, Sections 2.1(d) and 2.6. Each Type of Loan shall be made and maintained at the Lender’s Lending Office for such Type of Loan.
          (c) Interest Rate. Interest shall accrue on the time to time outstanding principal balance of the Revolving Loans (a) that are Variable Rate Loans, at a variable rate per annum equal to the Variable Rate plus the Applicable Margin, and (b) that are LIBOR Loans, at the LIBOR Rate plus the Applicable Margin.
          (d) Request for Borrowing. The Borrower shall give the Lender irrevocable notice (which notice must be received by the Lender (i) in the case of LIBOR Loans, prior to 12:00 Noon, two (2) Banking Days prior to the requested Borrowing Date, and (ii) in the case of Variable Rate Loans, prior to 12:00 Noon on the date of the requested borrowing, by a Notice of Borrowing in the form of Exhibit C (which may be sent via facsimile). Each request for a Revolving Loan must be in an amount equal to $100,000 for Variable Rate Loans and $200,000 in the case of LIBOR Loans, or a whole multiple of $50,000 in excess thereof (or, if the then available Availability is less than $100,000, such lesser amount). Upon receipt of any such notice from the Borrower, such borrowing will be made available to the Borrower promptly, by the Lender crediting the account of the Borrower designated by Borrower and maintained by the Lender.
          (e) Payments. The Borrower shall pay interest on the from time to time aggregate outstanding principal balance of the Revolving Loans that are outstanding as Variable Rate Loans, monthly, on the first day of each calendar month commencing January 1, 2008. The Borrower shall pay interest on the from time to time aggregate outstanding principal balance of the Revolving Loans that are outstanding as LIBOR Loans on the last day of each applicable Interest Period, but in no event less than every 90 days. All interest shall be payable in arrears, at the rate set forth in Section 2.1(c). On the Termination Date, the entire unpaid principal balance of the Revolving Loans, together with all accrued and unpaid interest, shall be due and payable, without notice or demand.
     Section 2.2. Purpose. The Borrower shall use the proceeds of the Loans for general commercial purposes. In no event shall the proceeds of any Loan be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U.
     Section 2.3. Prepayments.
          (a) Optional Prepayments. The Borrower shall have the right to make prepayments of principal in whole or in part on any Loans at any time or from time to time without premium or penalty; provided that: (a) the Borrower shall give the Lender at least five (5) Banking Days advanced notice of each such prepayment with respect to a LIBOR Loan; and (b) prepayments made on any LIBOR Loan shall be accompanied by the Make-Whole Amount.
          (b) Mandatory Prepayments. If, at any time the sum of the aggregate principal amount of outstanding Revolving Loans exceeds the Maximum Revolving Credit Amount, the Borrower shall, upon demand, immediately prepay an amount equal to such excess, together with accrued interest to the date of such prepayment on the principal amount prepaid.
          (c) Application of Payments.
               (i) Application of Payments Generally. All payments made hereunder shall be applied (i) first to fees, expenses and indemnification obligations, (ii) second to accrued and unpaid interest on the Loans, and (iii) thereafter to outstanding principal of such Loans as Borrower shall specify in writing to the Lender at the time of the making of such payments. Notwithstanding the foregoing, in the event that the

Borrower fails to so specify (with respect to principal repayments), the Lender may apply such prepayment to such Loans as it may elect in its sole direction.
               (ii) Application upon Default. Notwithstanding anything to the contrary contained herein or in the other Facility Documents, if a Default or Event of Default has occurred and is continuing, the Lender may apply any payments to such Loans, and in such order and priority and manner as it may elect in its sole discretion.
     Section 2.4. Interest Periods. In the case of each LIBOR Loan, the Borrower shall select an Interest Period of any duration in accordance with the definition of Interest Period in Section 1.1, subject to the following limitations: (i) no Interest Period may extend beyond the Termination Date; and (ii) notwithstanding clause (i) above, no Interest Period shall have a duration less than one month, and if any such proposed Interest Period would otherwise be for a shorter period, such Interest Period shall not be available.
     Section 2.5. Conversion and Continuation Options.
          (a) Conversions. The Borrower may, subject to the terms of this Agreement, elect from time to time to convert Loans of one Type to Loans of another Type by giving the Lender irrevocable notice of such election prior to 12:00 Noon, three (3) Banking Days prior to the date of conversion, which notice may be given by telephone, to be promptly confirmed in writing, including by facsimile, by a Notice of Interest Rate Conversion/Continuation in the form of Exhibit D, provided, however,
               (i) that any such conversion of LIBOR Loans may only be made on the last day of an Interest Period with respect thereto;
               (ii) no Loan may be converted when the Lender has notified the Borrower that it has determined that such a conversion is not appropriate pursuant to Article 3;
               (iii) no Variable Rate Loan may be converted into a LIBOR Loan when any Default or Event of Default has occurred and is continuing; and
               (iv) no Variable Rate Loan may be converted into a LIBOR Loan after the date that is one (1) month prior to the Termination Date.
          (b) Continuations. The Borrower may, subject to the terms of this Agreement, elect from time to time to continue LIBOR Loans as such upon the expiration of the then current Interest Period in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, by the Borrower giving the Lender irrevocable notice of such election prior to 12:00 Noon, two (2) Banking Days prior to the date of continuation, which notice may be given by telephone, to be promptly confirmed in writing, including by facsimile, by a Notice of Interest Rate Conversion/Continuation in the form of Exhibit D, provided, however, that no LIBOR Loan may be continued as such:
               (i) when any Default or Event of Default has occurred and is continuing;
               (ii) when the Lender has notified the Borrower that it has determined that such a continuation is not appropriate pursuant to
Article 3; or
               (iii) after the date that is one (1) month prior to the Termination Date; and
     provided further, that if the Borrower shall fail to give such notice in the case of Revolving Loans, or if such continuation is not permitted in the case of any Loan, such LIBOR Loans shall be automatically converted to Variable Rate Loans on the last day of such then expiring Interest Period.
     Section 2.6. Minimum Amounts and Maximum Number of Tranches. Except for borrowings which exhaust the Availability, prepayments or conversions which result in the prepayment or conversion of all Loans of a particular Type or conversions made pursuant to Section 2.5, each borrowing of, prepayment of, conversion to and renewal of, principal of LIBOR Loans, as permitted herein, shall be in an amount equal to $200,000 or whole multiples of $50,000 in excess thereof in the aggregate and each borrowing of, prepayment of, and conversion to, principal of Variable Rate Loans shall be in an amount equal to $100,000 or whole multiples of $50,000 in excess thereof in the aggregate (borrowings, prepayments, conversions or renewals of or into Loans of different Types or, in the case of LIBOR Loans, different Tranches, shall be deemed separate borrowings, prepayments, conversions and renewals for the purposes of the foregoing). Anything in this Agreement to the contrary notwithstanding, in no event shall there be more than four (4) Tranches outstanding at any time.
     Section 2.7. Interest.
          (a) Changes in Interest. The interest rate on each Variable Rate Loan shall change immediately upon the date when a change in the Variable Rate is adopted by the Lender.
          (b) Interest Calculations. Interest of each Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

          (c) Default Interest. If any Event of Default shall exist (or if the Termination Date shall have occurred), at Lender’s sole option, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due to the fullest extent permitted by law from and including such due date to but excluding the date such amount is paid in full, shall accrue interest at the Default Rate (whether before or after judgment has been rendered with respect hereto) which amounts shall each become an additional part of the unpaid balance. Interest accruing at the Default Rate shall be due and payable from time to time on demand of the Lender. The Borrower understands that this may result in compounding of interest. The charging of the Default Rate shall not constitute a waiver of any default.
     Section 2.8. Payments Generally. All payments under this Agreement or the Note shall be made in Dollars in immediately available funds (without offset, deduction, or reduction of any kind) not later than 1:00 p.m. on the relevant dates specified above (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Banking Day) to the Lender’s account number 0001757697 maintained at the Lending Office of the Lender. The Lender may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower with the Lender. If the due date of any payment under this Agreement or the Note would otherwise fall on a day which is not a Banking Day, such date shall be extended to the next succeeding Banking Day and interest shall be payable for any principal so extended for the period of such extension.
     Section 2.9. Late Charge. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed five percent (5%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Lender’s rights with respect to the default.
     Section 2.10. Unused Fee. As additional compensation, the Borrower shall pay to the Lender, quarterly, in arrears, on the first Banking Day immediately following each calendar quarter, a fee for the Borrower’s non-use of available funds during such calendar quarter in an amount equal to one quarter of one percent (.25%) per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (i) the Maximum Revolving Credit Amount and (ii) the average for the quarter of the daily closing balances of the aggregate amount of Revolving Loan outstanding. A prorated unused fee shall also be payable on the Termination Date.
ARTICLE 3. YIELD PROTECTION; ILLEGALITY; ETC.
     Section 3.1. Additional Payments. If the Lender shall deem applicable to the Loans or any other sums due from the Borrower to Lender hereunder, any requirement of any law of the United States of America, any regulation, order, interpretation, ruling, official directive or guideline (whether or not having the force of law) of the Board of

Governors of the Federal Reserve System, the Comptroller of the Currency, the Federal Deposit Insurance Corporation or any other board or governmental or administrative agency of the United States of America or any Regulatory Change which shall impose, increase, modify or make applicable thereto or cause to be included in, any reserve, special deposit, calculation used in the computation of regulatory capital standards, assessment or other requirement which imposes on the Lender any cost that is attributable to the maintenance hereof, then, and in each such event, the Lender shall notify the Borrower thereof and the Borrower shall pay the Lender such amount as will compensate the Lender for any such cost, which determination may be based upon the Lender’s reasonable allocation of the aggregate of such costs resulting from such events. In the event any such cost is a continuing cost, a fee payable to the Lender may be imposed upon the Borrower periodically for so long as any such cost is deemed applicable to the Lender, in an amount determined by the Lender to be necessary to compensate the Lender for any such cost. The determination by the Lender of the existence and amount of any such cost shall, in the absence of manifest error, be conclusive.
     Section 3.2. Basis For Determining Interest Rate Inadequate or Unfair. In the event that the Lender shall have determined that by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for determining the LIBOR Rate or deposits in the relevant amount and for the relevant maturity are not available to the Lender in the interbank Eurodollar market, with respect to a proposed LIBOR Loan or a proposed conversion of any Variable Rate Loan to a LIBOR Loan, the Lender shall give the Borrower notice of such determination within one (1) Banking Day. If such notice is given, then (i) any requested LIBOR Loan shall be made at the Variable Rate unless the Borrower gives the Lender one Banking Day’s prior written notice that its request for such borrowing is canceled; (ii) any Loan that was to have been converted into a LIBOR Loan shall be continued as a Variable Rate Loan; and (iii) any outstanding LIBOR Loan shall be converted to a Variable Rate Loan. Until such notice has been withdrawn, the Lender shall have no obligation to make LIBOR Loans or maintain LIBOR Loans and the Borrower shall not have the right to borrow or convert Loans to the Loans bearing interest in relation to the LIBOR Rate.
     Section 3.3. Make Whole; Indemnification for Prepayment. In the event Borrower prepays all or any portion of the principal balance of any LIBOR Loan prior to the end of an Interest Period (whether voluntarily, as a result of acceleration, mandatory prepayment or otherwise), the Borrower shall pay to the Lender a prepayment fee (the “Make Whole Amount”) in an amount sufficient to compensate the Lender for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such prepayment or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing. For purposes of this paragraph, the Lender shall be deemed to have funded the amount prepaid by a matching deposit or other borrowing in the applicable interbank market, whether or not such amount was in fact so funded.
ARTICLE 4. CONDITIONS PRECEDENT.
     Section 4.1. Conditions Precedent to Initial Loans. The obligation of the Lender to make the Loan(s) constituting the initial borrowing is subject to the condition precedent that the Lender must have received on or before the date of such Loan(s) each of the following, in form and substance satisfactory to the Lender and its counsel, or that the Lender shall otherwise be satisfied that the following conditions have been met:
          (a) this Agreement duly executed by the Borrower;
          (b) the Revolving Credit Promissory Note duly executed by the Borrower;
          (c) the Authorization Letter duly executed by the Borrower;
          (d) a favorable opinion of counsel for the Borrower, dated the Closing Date, as to such matters as the Lender may reasonably request;
          (e) a certificate of the Secretary or Assistant Secretary of the Borrower, dated the Closing Date, attesting to all company action taken by the Borrower, including resolutions of its governing board authorizing the execution, delivery and performance of the Facility Documents to which it is a party and each other document to be delivered pursuant to this Agreement and certifying true copies of the articles of incorporation, by-laws and other organizational documents of the Borrower;
          (f) a certificate of the Secretary or Assistant Secretary of the Borrower, dated the Closing Date, certifying the names and true signatures of the officers of the Borrower authorized to sign the Facility Documents to which it is a party and the other documents to be delivered by the Borrower under this Agreement;
          (g) evidence of insurance as required by the Facility Documents;
          (h) a certificate of good standing for the Borrower from the Secretary of State of each jurisdiction in which the Borrower is qualified to do business; and
          (i) payment by the Borrower to the Lender of all expenses and fees (including reasonable attorney’s fees) incurred by the Lender;

     Section 4.2. Conditions Precedent to All Loans. The obligation of the Lender to make any Loan(s) shall be subject to the further conditions precedent that on the date of such Loan:
          (a) the following statements must be true:
               (i) the representations and warranties made by Borrower herein and in each other Facility Document, are true and correct on and as of the date of such Loan as though made on and as of such date; and
               (ii) no Default or Event of Default has occurred and is continuing, or would result from such Loan; and
               (iii) since the Closing Date, there has been no event or circumstance which has caused or is reasonably anticipated to cause a Material Adverse Effect;
          (b) with respect to any Loan, the Borrower must have delivered to the Lender a Notice of Borrowing in substantially the form of Exhibit C; and
          (c) the Lender must have received such approvals, opinions or documents as the Lender may reasonably request.
     Section 4.3. Deemed Representations. Each Notice of Borrowing hereunder and acceptance by the Borrower of the proceeds of such borrowing shall constitute a representation and warranty that the statements contained in Section 4.2(a) are true and correct both on the date of such notice and, unless the Borrower otherwise notifies the Lender prior to such borrowing, as of the date of such borrowing.
ARTICLE 5. REPRESENTATIONS AND WARRANTIES.
     The Borrower hereby represents and warrants that:
     Section 5.1. Organization. The Borrower is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, has the company power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged, and is duly qualified as a foreign company and in good standing under the laws of each other jurisdiction in which the nature of the business conducted by it or the property owned or held under lease by it makes such qualification necessary to avoid any limitation, penalty, forfeiture or restriction under the laws of such jurisdiction, except where failure to be so qualified and in good standing could not reasonably be anticipated to cause a Material Adverse Effect.

     Section 5.2. Power and Authority; No Conflicts. The execution, delivery and performance by the Borrower of the Facility Documents to which it is a party have been duly authorized by all necessary company action and do not and will not: (a) require any consent or approval of its shareholders; (b) contravene its governing documents; (c) violate any provision of, or require any filing registration, consent or approval under, any law, rule, regulation (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower , the violation of which could reasonably be anticipated to cause a Material Adverse Effect; (d) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected and which could reasonably be anticipated to cause a Material Adverse Effect; or (e) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.
     Section 5.3. Legally Enforceable Agreements. Each Facility Document to which the Borrower is a party is, or when such is delivered under this Agreement will be, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.
     Section 5.4. Litigation. Except as set forth in Schedule 5.4, there are no equitable, legal, arbitration, administrative actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened, against or affecting in any manner the Borrower or any of its Subsidiaries or any of Borrower’s (or its Subsidiaries’) properties before any Governmental Authority or arbitrator, which may, in any one case or in the aggregate, has had, or could be reasonably anticipated to have a Material Adverse Effect.
     Section 5.5. Financial Statements. All financial information and other reports furnished to the Lender are true and correct in all material respects, and with respect to financial information, fairly present the financial condition of the relevant person or entity as of the dates stated therein. There has been no material adverse change in the condition (financial or otherwise), business, operations or prospects of the Borrower since the date of the most recent financial information relating thereto provided to the Lender.
     Section 5.6. No Default on Outstanding Judgments or Orders. The Borrower has satisfied all final non-appealable judgments. The Borrower is not in default with respect to any judgment, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority, except where (i) such default could not reasonably be anticipated to have a Material Adverse Effect and (ii) where the applicable default (or judgment, writ, injunction, decree, rule or regulation) is being contested or appealed in good faith with appropriate reserves made on the Borrower’s books if applicable.
     Section 5.7. No Defaults on Other Agreements. The Borrower is not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement or instrument to which it is a party, which default could reasonably be anticipated to have a Material Adverse Effect.
     Section 5.8. Solvency.
          (a) The present fair saleable value of the assets of the Borrower after giving effect to all the transactions contemplated by the Facility Documents and the funding of Loans hereunder (including the funding of the Maximum Revolving Credit Amount) exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of the Borrower as they mature.
          (b) The property of the Borrower does not constitute unreasonably small capital for the Borrower to carry out its business as now conducted and as proposed to be conducted including the capital needs of the Borrower.
          (c) The Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by the Borrower, and of amounts to be payable on or in respect of debt of the Borrower). The cash available to the Borrower after taking into account all other anticipated uses of the cash of the Borrower, is anticipated to be sufficient to pay all such amounts on or in respect of debt of the Borrower when such amounts are required to be paid.
          (d) The Borrower does not believe that final judgments against it in actions for money damages will be rendered at a time when, or in an amount such that, the Borrower will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash available to the Borrower after taking into account all other anticipated uses of the cash of the Borrower (including the payments on or in respect of debt referred to in paragraph (c) of this Section), is anticipated to be sufficient to pay all such judgments promptly in accordance with their terms.
     Section 5.9. Insider. The Borrower is not, and no Person having “control” (as defined in 12 U.S.C. 375(b)(5) or in regulations promulgated thereto) of Borrower is an “executive officer,” “director” or “principal shareholder” (as those terms are defined in 12 U.S.C. 375(b)(5) or in regulations promulgated thereto) of the Lender, or of a bank holding company (or subsidiary thereof) of which the Lender is a subsidiary.
     Section 5.10. Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.
     Section 5.11. Hazardous Substances. The Borrower has complied with all laws, regulations and ordinances or other requirements of any Governmental Authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances, except where the failure to do so could not reasonably be anticipated to have a Material Adverse Effect.
     Section 5.12. Chief Executive Office. The chief executive office of the Borrower is located at the address listed on the signature page of this Agreement.
     Section 5.13. Taxes. As of the Closing Date, each of the Borrower and its Subsidiaries has filed all tax returns (federal, state and local) required to be filed and has paid all Taxes, assessments and governmental charges and levies thereon to be due, including interest and penalties.
     Section 5.14. ERISA. Each Plan, and, to the best knowledge of the Borrower, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other applicable Federal or state law. As of the most recent valuation date for each Plan, each Plan was “fully funded,” which for purposes of this Section shall mean that the fair market value of the assets of the Plan is not less than the present value of the accrued benefits of all participants in the Plan, computed on a Plan termination basis, except as specified in Schedule 5.14.
     Section 5.15. Subsidiaries and Ownership of Stock. Schedule 5.15 is a complete and accurate list of the Subsidiaries of the Borrower, showing the jurisdiction of incorporation or organization of each Subsidiary and showing the percentage of the Borrower’s ownership of the outstanding stock or other interest of each such Subsidiary. All of the outstanding capital stock of each such Subsidiary has been validly issued, is fully paid and nonassessable and is owned by the Borrower free and clear of all Liens.
     Section 5.16. No Omissions.  All reports, financial information and other written information relating to the Borrower, the Loan (including any loan application submitted by or on behalf of the Borrower) or any other matters contemplated by this Agreement, which have been supplied by or on behalf of the Borrower to the Lender, are true and correct in all respects and do not contain any material misstatement of fact or omit to state any material fact or any fact necessary to make the statements contained therein not misleading.
ARTICLE 6. COVENANTS.
     So long as any Loans or any other sums owing hereunder shall remain unpaid and until this Agreement is terminated, the Borrower shall comply with the provisions of this Article:
     Section 6.1. Debt. The Borrower shall not incur, assume or suffer to exist, any Debt, except:
          (a) Debt of the Borrower under this Agreement and the Note;
          (b) Accounts payable to trade creditors for goods or services incurred in the ordinary course of business and paid within the specified time and accrued salary, wages and taxes incurred in the ordinary course of business and paid within the specified time; and
          (c) other Debt not in excess of $5,000,000 in the aggregate outstanding at any time.
     Section 6.2. Guaranties, Etc. The Borrower shall not assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable for the obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and Debt permitted by Section 6.1.
     Section 6.3. Liens. The Borrower shall not create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien, upon or with respect to any of its properties, now owned or hereafter acquired, except
          (a) liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, otherwise permitted under the terms of the Facility Documents;
          (b) liens imposed by law, such as mechanic’s and materialmen’s liens, and other similar liens, securing obligations incurred in the ordinary course of business which are not past due for more than 30 days, or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established, or choate liens to the extent contested in good faith in compliance with the Facility Documents;

          (c) easements, rights-of-way, restrictions and other similar encumbrances on real property which are not incurred in connection with the borrowing of money and which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Borrower of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto; and
          (d) purchase money security interests and liens under capital lease obligations, provided such security interests or liens do not extend to any assets other than those being acquired or leased and the maximum amount secured by such liens does not exceed the amount of debt permitted pursuant to section 6.1(c) hereof.
     Section 6.4. Compliance with Laws. The Borrower shall comply with all applicable laws, rules, regulations and orders, except where failure to do so could not reasonably be anticipated to have a Material Adverse Effect.
     Section 6.5. Sale of Assets. The Borrower shall not sell, lease, assign, transfer, abandon or otherwise dispose any of its now owned or hereafter acquired assets; except: (a) the sale of inventory in the ordinary course of business and (b) the sale or other disposition of assets no longer used or useful in the conduct of its business, (c) the sale of the following three parcels of real property and improvements thereupon: Lacey Place (Southport CT) , Station Street (Southport, CT) and the former Dorr Plant (Newport NH); and (d) other asset sales not in excess of $10,000,000 in the aggregate in any calendar year.
     Section 6.6. Maintenance of Insurance. The Borrower shall maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof. Without limiting the foregoing, such insurance shall include (a) public liability insurance in such amounts and covering such risks, as the Lender may reasonably require, (b) all worker’s compensation and other employees’ liability insurance as may be required by law, (c) insurance with respect to its properties both real and personal, to the full extent of the insurable value thereof, and including All Risk coverage (so-called) covering such other risks, as the Lender may reasonably require, and (d) business interruption insurance in amounts sufficient to cover the reasonable needs of the Borrower’s or its Subsidiaries’ business during periods of partial or complete interruption of the Borrower’s or its Subsidiaries’ business. The Borrower shall provide the Lender with certificates of insurance naming Lender as an additional insured in form and substance satisfactory to the Lender.
     Section 6.7. Transactions with Affiliates. The Borrower shall not enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s business and upon fair and reasonable terms no less favorable to the Borrower than would it obtain in a comparable arm’s length transaction with a Person not an Affiliate.
     Section 6.8. Mergers, Etc. Borrower shall not (a) merge or consolidate into, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or (b) acquire all or any material portion of the assets or the business of any Person (or enter into any agreement to do any of the foregoing), provided however, that notwithstanding the foregoing, so long as no Event of Default exists or would result therefrom, the Borrower may acquire all of any material portion of the assets or business of any other Person and may merge or consolidate with, any other Person, provided (i) the amount payable by the Borrower in connection with any such acquisition, merger or consolidation shall not exceed $5,000,000 in the aggregate in any calendar year, (ii) in the case of a merger or consolidation, the Borrower shall be the surviving entity in such merger and consolidation, and (iii) the Borrower shall notify the Lender of such transaction prior to or promptly after the consummation thereof and provide any information relating thereto that the Lender may reasonably request.
     Section 6.9. No Activities Leading to Forfeiture. The Borrower shall not engage in or propose to be engaged in the conduct of any business or activity which could result in a Forfeiture Proceeding.
     Section 6.10. Reporting Requirements. The Borrower shall furnish directly to the Lender:
          (a) as soon as available and in any event within one hundred and twenty (120) days after the end of each calendar year, the Borrower’s Form 10k;
          (b) as soon as available and in any event within forty-five (45) days after the end of each calendar quarter, the Borrower’s Form 10Q, including interim financial statements;
          (c) in the event the Borrower is at any time, not a public company, such financial information with such audits and certifications and at such time periods as the Lender may require;
          (d) simultaneously with the delivery of the forms required under Sections 6.10(a) and (b), a certificate substantially in the form of Exhibit E of the Borrower (i) certifying that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) with computations demonstrating compliance with the covenants contained in Article 7;

          (e) as soon as possible and in any event within 10 days after the occurrence of each Default or Event of Default a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto; and
          (f) as soon as possible after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any of its Subsidiaries which, if determined adversely to the Borrower or such Subsidiary, could have a Material Adverse Effect, or any other event or condition which could reasonably be anticipated to have a Material Adverse Effect;
          (g) prompt notice of any threatened or pending investigation of the Borrower or its operations by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance which relates to any matter which could reasonably be anticipated to have a Material Adverse Effect; and
          (h) such other information respecting the condition or operations, financial or otherwise, of the Borrower as the Lender may from time to time reasonably request.
     Section 6.11. Right of Inspection. At any reasonable time and from time to time upon reasonable notice, permit the Lender or any agent or representative thereof, to examine and make copies and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any such Subsidiary with any of their respective officers and directors and the Borrower’s independent accountants, and to conduct an audit of the Borrower and its properties. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Lender or its agents to have access to perform inspections or audits and to respond to the Lender’s requests for information concerning such properties, books and records.
     Section 6.12. Dividends. The Borrower shall not declare or pay any dividends, or redeem any stock or equity interests, or make any distributions or withdrawals to its equityholders if an Event of Default has occurred or would result therefrom.
     Section 6.13. Operating Accounts. The Borrower shall maintain all primary operating accounts with the Lender.
     Section 6.14. Change of Management. The Borrower shall not to make any substantial change in the present executive or management personnel of the Borrower.

     Section 6.15. Conduct of Business. The Borrower shall continue, and cause each of its Subsidiaries to continue, to engage in a business of the same general type as conducted by it on the date of this Agreement and the Borrower shall not engage in any business activities substantially different from the Borrower’s present business.
     Section 6.16 Maintenance of Existence. The Borrower shall preserve and maintain, its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified to do business, in each jurisdiction in which the nature of the business conducted by it or the property owned or held under a lease by it makes such qualification necessary to avoid any limitation, penalty, forfeiture or restriction under the laws of such jurisdiction except where the failure to be so qualified could not reasonably be anticipated to have a Material Adverse Effect.
     Section 6.16. Books and Records. The Borrower shall maintain adequate books and records.
     Section 6.17. Cooperation. The Borrower shall take any action reasonably requested by the Lender to carry out the intent of this Agreement.
ARTICLE 7. FINANCIAL COVENANTS.
     So long as any Loans or any other sums owing hereunder shall remain unpaid and until this Agreement is terminated.
     Section 7.1. Adjusted Net Worth. The Borrower shall at all times maintain a minimum Adjusted Net Worth of $94,000,0000.
ARTICLE 8. EVENTS OF DEFAULT.
     Section 8.1. Events of Default. Any of the following events shall be an “Event of Default”:
          (a) the Borrower shall: (i) fail to pay the principal of any Loan as and when due and payable; or (ii) fail to pay interest on any Loan or any fee or other amount due hereunder as and when due and payable;
          (b) any representation or warranty made or deemed made by the Borrower in this Agreement or in any other Facility Document to which it is a party or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection with any Facility Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

          (c) the Borrower shall: (i) fail to perform or observe any term, covenant or agreement contained in Article 6 or Article 7, or (ii) fail to perform or observe any other term covenant or agreement herein or in any other Facility Document and such failure, if reasonably capable of cure, shall remain uncured for at least ten (10) days following notice thereof given by the Lender;
          (d) There shall occur any default which continues beyond any applicable grace or cure period under any other agreement between the Borrower or any of the Borrower’s related entities or Affiliates with the Lender or any affiliate of the Lender.
          (e) the Borrower shall: (i) fail to pay any indebtedness owing to any Person, in the aggregate principal amount of $250,000 or more, including but not limited to indebtedness for borrowed money (other than the payment obligations described in (a) above), of the Borrower or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) owing to any Person, in the aggregate principal amount of $250,000 or more; or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate the maturity of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;
          (f) the Borrower: (i) shall generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; or (ii) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have had any such petition or application filed or any such proceeding shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed for a period of 90 days or more; or shall be the subject of any proceeding under which its assets may be subject to seizure, forfeiture or divestiture; or (v) by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (vi) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of 90 days or more;
          (g) one or more judgments, decrees or orders for the payment of money in excess of $500,000 in the aggregate shall be rendered against the Borrower and such judgments, decrees or orders shall continue unsatisfied and in effect for a period of 30 consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal;
          (h) if any of the Facility Documents shall be cancelled, terminated, revoked or rescinded, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Facility Documents shall be commenced by or on behalf of any party (other than Lender), or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that one or more of the Facility Documents is illegal, invalid or unenforceable in accordance with the terms thereof;
          (i) the Borrower shall dissolve or otherwise cease to be in existence (or take any action with respect thereto); and
          (j) there shall, in the commercially reasonable judgment of Lender, be any material adverse change in the condition (financial or otherwise), business, management, operations, or properties of the Borrower since the Closing Date.
     Section 8.2. Remedies. If any Event of Default shall occur and be continuing, in addition to all other rights and remedies available to the Lender, the Lender may by notice to the Borrower declare the outstanding principal of the Loans, all interest thereon and all other amounts payable under this Agreement and the Note to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that, in the case of an Event of Default referred to in Section 8.1(f) above, the Loans, all interest thereon and all other amounts payable under this Agreement shall be immediately due and payable without notice, presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.
ARTICLE 9. ANTI-MONEY LAUNDERING; PATRIOT ACT
     Section 9.1. Compliance with International Trade Control Laws and OFAC Regulations. Borrower represents, warrants and covenants to Lender that:
          (a) It is not now nor shall it be at any time until after this Agreement is terminated a Person with whom a U.S. Person, including a financial institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

          (b) The Borrower is not, and no Person who owns a direct interest of five percent (5%) or more in Borrower is, now nor shall be at any time, a Person with whom a U.S. Person, including a financial institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.
     Section 9.2. Borrower’s Funds. Borrower represents, warrants and covenants to Lender that it has taken, and shall continue to take, such measures as are required by law to assure that the funds invested in the Borrower and/or used to make payments on the Loans are derived (a) from transactions that do not violate U.S. law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (b) from permissible sources under U.S. law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated. Borrower further represents, warrants and covenants to Lender that, to the best of its knowledge after making due inquiry, neither the Borrower, nor any holder of a direct or indirect interest of five percent (5%) or more in Borrower, nor any Person providing funds to Borrower (a) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United State would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (b) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; and (c) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.
     Section 9.3. Borrower’s Compliance with Patriot Act. Borrower represents and warrants that it is in compliance with any and all applicable provisions of the Patriot Act except where the failure to do so could not reasonably be anticipated to have a Material Adverse Effect.
     Section 9.4. Cooperation with Lender. After the Closing Date, Borrower agree to cooperate with Lender, in providing such additional information and documentation on Borrower’s legal or beneficial ownership, policies, procedures and sources of funds as Lender deems necessary or prudent to enable Lender to comply with Anti-Money Laundering Laws as now in existence or hereafter amended. From time to time upon the written request of Lender, Borrower shall deliver to Lender a schedule of the name, legal domicile address and jurisdiction of organization, if applicable, for Borrower and each holder of a legal interest of five percent (5%) or more in Borrower.
     Section 9.5. Actions Taken Pursuant to Anti-Money Laundering Laws. If Lender reasonably believes that Borrower may have breached any of its representations, warranties or covenants set forth in this Article 10, Lender has the right (and may have the obligation under applicable law), with or without notice to Borrower, to (1) notify the appropriate governmental authority (or authorities) and to take such action as such governmental authority (or authorities) may direct; (2) withhold Loan advances and segregate the assets constituting the Loan or any of Borrower’s funds or assets deposited with or otherwise controlled by Lender pursuant to the Facility Documents; (3) decline any payment (or deposit such payment with an appropriate United States governmental authority or court) or decline any prepayment or consent request, and/or declare an Event of Default and immediately accelerate the Loan. Borrower agrees that it shall not assert any claim (and hereby waives any claim that it may now or hereafter have) against Lender or any of its affiliates or agents for any form of damages as a result of any of the foregoing actions, regardless of whether Lender’s reasonable belief is ultimately demonstrated to be accurate.
ARTICLE 10. MISCELLANEOUS.
     Section 10.1. Amendments and Waivers. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by the Borrower and the Lender, and any provision of this Agreement may be waived by the Lender. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     Section 10.2. Usury. If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Lender as compensation for fees, services or expenses incidental to the making, negotiating or collection of the loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Lender to the Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.
     Section 10.3. Expenses; Indemnity.
          (a) Borrower promises to pay to the Lender, as incurred, and as an additional part of the unpaid principal balance, all reasonable costs, expenses and reasonable attorneys’ fees (including any allocated costs of the Lender’s in-house counsel to the extent permitted by applicable law) incurred (i) in the preparation, protection, modification, collection, defense or enforcement of all or part of this Agreement and the other Facility Documents, or (ii) in the foreclosure or enforcement of any mortgage or security interest which may now or hereafter secure either the debt hereunder or any guaranty thereof, or (iii) with respect to any action taken to protect, defend, modify or sustain the lien of any such mortgage or security agreement, or (iv) with respect to any litigation or controversy arising from or connected with this Agreement or any other Facility Document or any collateral which may now or hereafter secure the Loans or the other obligations of Borrower to Lender, or (v) with respect to any act to protect, defend, modify, enforce or release any of its rights or remedies with regard to, or otherwise effect collection of, any collateral which may now or in the future secure the Loans or any other obligation of Borrower to Lender or with regard to or against Borrower or any endorser, guarantor or surety of with respect to any such obligation. The Borrower also agrees to reimburse the Lender for the cost of periodic field examinations of the Borrower’s books, records and any assets of the Borrower, and appraisals of any assets of the Borrower, at intervals of no more than once each year as long as no Event of Default exists or is discovered in connection therewith or if an Event of Default does exist and is continuing, at such intervals as the Lender may require. The actions described in this paragraph may be performed by employees of the Lender or by independent appraisers.
          (b) The Borrower will indemnify and hold the Lender and its directors, officers, employees and agents from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (i) this Agreement or any document required hereunder, (ii) any credit extended or committed by the Lender to the Borrower hereunder, and (iii) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Lender, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Lender. All sums due to the Lender hereunder shall be obligations of the Borrower, due and payable within two (2) days of demand therefor and delivery of documentation evidencing such loss, liability, damages, judgments and costs. Without limiting the generality of the preceding sentence or any other obligations of Borrower, hereunder, the Borrower will indemnify and hold harmless the Lender from any loss or liability the Lender incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower’s property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys’ fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). These indemnification obligations extend to the Lender, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.
     Section 10.4. Survival. The obligations of the Borrower under Section 2.2 and 10.3 shall survive the repayment of the Loans and the termination of this Agreement.

     Section 10.5. Successors and Assigns. This Agreement is binding on the Borrower’s and the Lender’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Lender’s prior consent. The Lender may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.
     Section 10.6. Notices. Unless otherwise provided in this Agreement or in another agreement between the Lender and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Lender and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.
     Section 10.7. Setoff. The Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Lender may otherwise have, the Lender shall be entitled, at its option during the continuance of an Event of Default, to offset balances (general or special, time or demand, provisional or final) held by it for the account of the Borrower at the Lender’s offices, in Dollars or in any other currency, against any amount payable by the Borrower to the Lender under this Agreement or the Note which is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower; provided that the Lender’s failure to give such notice shall not affect the validity thereof. Payments by the Borrower hereunder shall be made without setoff or counterclaim.

SECTION 10.8. Arbitration and Waiver of Jury Trial.
     (a) This section concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”). For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Lender involved in the servicing, management or administration of any obligation described or evidenced by this agreement.
     (b) At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this agreement provides that it is governed by the law of a specified state. The arbitration will take place on an individual basis without resort to any form of class action.
     (c) Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Lender may designate another arbitration organization with similar procedures to serve as the provider of arbitration.
     (d) The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed, judgment entered and enforced.

     (e) The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.
     (f) This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.
     (g) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.
               Section 10.9. SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

          (a) THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY CONNECTICUT STATE OR UNITED STATES FEDERAL COURT SITTING IN CONNECTICUT OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTE, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CONNECTICUT STATE OR FEDERAL COURT. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE BORROWER AT ITS ADDRESS SPECIFIED ON THE SIGNATURE PAGE OF THIS AGREEMENT. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWER FURTHER WAIVES ANY OBJECTION TO VENUE IN SUCH STATE AND ANY OBJECTION TO AN ACTION OR PROCEEDING IN SUCH STATE ON THE BASIS OF FORUM NON CONVENIENS. THE BORROWER FURTHER AGREES THAT ANY ACTION OR PROCEEDING BROUGHT AGAINST THE LENDER SHALL BE BROUGHT ONLY IN CONNECTICUT STATE OR UNITED STATES FEDERAL COURT SITTING IN CONNECTICUT.
          (b) THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM. FURTHERMORE, WITHOUT INTENDING IN ANY WAY TO LIMIT THE AGREEMENT TO ARBITRATE SET FORTY HEREIN, TO THE EXTENT ANY CLAIM IS NOT ARBITRATED, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF SUCH CLAIM. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.
          (c) Nothing in this Section shall affect the right of the Lender to serve legal process in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdictions.
          (d) To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the Note.

     Section 10.10. Severability. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Lender retains all rights, even if it makes a loan after default. If the Lender waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.
     Section 10.11. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart. A facsimile signature of any party shall be sufficient to constitute the original execution of this Agreement by such party for all purposes.
     Section 10.12. Integration. This Agreement and any related security or other agreements required by this Agreement, collectively:
          (a) represent the sum of the understandings and agreements between the Lender and the Borrower concerning this credit;
          (b) replace any prior oral or written agreements between the Lender and the Borrower concerning this credit; and
          (c) are intended by the Lender and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.
     In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.
     SECTION 10.13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CONNECTICUT.
     Section 10.14. Confidentiality. The Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower pursuant to this Agreement, provided however, that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for the Lender, (iii) to bank examiners, auditors or accountants, or (iv) in connection with any litigation to which the Lender is a party.
     Section 10.15. Treatment of Certain Information. The Borrower (a) acknowledges that services may be offered or provided to it (in connection with this Agreement or otherwise) by the Lender or by one or more of its subsidiaries or affiliates and (b) acknowledges that information delivered to the Lender by the Borrower may be provided to each such subsidiary and affiliate.
     Section 10.16. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.
     Section 10.17. Time of the Essence. Time and punctuality shall be of the essence with respect to this instrument, but no delay or failure of the Lender to enforce any of the provisions herein contained, and no conduct or oral statement of the Lender shall waive or affect any of the Lender’s rights hereunder.
     SECTION 10.18. Representation. Borrower hereby acknowledges that it has been represented by competent counsel in connection with this transaction and have been fully advised by such counsel of the full range of rights and obligations possessed by them and undertaken or received pursuant to the terms of this Agreement. Borrower hereby knowingly and, after consultation with counsel, freely acknowledges and agrees that it does not now have nor know of any basis for any claim in tort, contract or otherwise against the Lender or any party related thereto for breach of any of the terms of the documents evidencing or securing the Loans or otherwise. Borrower acknowledges and agrees that this Agreement was negotiated, executed and delivered freely and with full and informed knowledge of the consequences of this Agreement and that they have executed this Agreement without duress.
     SECTION 10.19. COMMERCIAL WAIVER. THE BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND EACH TRANSACTION RELATED TO IT IS A “COMMERCIAL TRANSACTION” WITHIN THE MEANING OF CHAPTER 903A OF THE CONNECTICUT GENERAL STATUTES, AS AMENDED. THE BORROWER HEREBY VOLUNTARILY AND KNOWINGLY WAIVES ANY AND ALL RIGHTS WHICH ARE OR MAY BE CONFERRED UPON IT UNDER CHAPTER 903a OF SAID STATUTES (OR ANY OTHER FEDERAL OR STATE LAW AFFECTING PREJUDGMENT REMEDIES) TO ANY NOTICE OR HEARING OR PRIOR COURT ORDER OR THE POSTING OF A BOND PRIOR TO THE BANK’S OBTAINING A PREJUDGMENT REMEDY. THE BORROWER ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL OF ITS CHOICE OR HAS HAD THE OPPORTUNITY TO RETAIN COUNSEL OF ITS CHOICE WITH RESPECT TO THIS TRANSACTION AND THIS AGREEMENT.

     SECTION 10.20. Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Sturm, Ruger & Company, Inc.

By:	/s/ Thomas A. Dineen

Thomas A. Dineen

Its:	Vice President, Treasurer
and Chief Financial Officer

Address for Notices:

Lacey Place
Southport, CT 06890
Facsimile No.: 203.254.2195

Bank of America, N.A.

By:	/s/ Christopher T. Phelan

Name: Christopher T. Phelan
Title: Senior Vice President

Address	for Notices:

Bank of America, N.A.
Mail Code: CT2-102-24-02
777 Main Street
Hartford, CT 06115
Facsimile No: 860.952.7515
[Signature Page to Credit Agreement between Sturm, Ruger & Company, Inc. and Bank of America, N.A. dated as of December 14, 2007]

EXHIBIT A
REVOLVING CREDIT PROMISSORY NOTE

$25,000,000	, 2007
     Sturm, Ruger & Company, a                      corporation with an address of Lacey Place, Southport, Connecticut 06890(the “Borrower”), for value received, hereby promises to pay to the order of Bank of America, N.A. (the “Lender”) at the principal office of the Lender at Mail Code: CT2-102-24-02, 777 Main Street, Hartford, CT 06115, or such other place as Lender or the holder hereof may request, for the account of the appropriate lending office of the Lender, the principal sum of Twenty-Five Million ($25,000,000) Dollars or, if less, the amount loaned by the Lender to the Borrower pursuant to the Credit Agreement referred to below, in lawful money of the United States of America and in immediately available funds, on the date(s) and in the manner provided in said Credit Agreement. The Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, at said principal office for the account of said lending office, in like money, at the rates of interest as provided in the Credit Agreement described below, on the date(s) and in the manner provided in said Credit Agreement.
     The date and amount of each type of Revolving Loan made by the Lender to the Borrower under the Credit Agreement referred below, and each payment of principal thereof, may be recorded by the Lender on its books and, prior to any transfer of this Revolving Note (or, at the discretion of the Lender, at any other time), endorsed by the Lender on the schedule attached hereto or any continuation thereof.
     This is the Revolving Note referred to in, and is entitled to the benefits of, that certain Credit Agreement (as amended from time to time the “Credit Agreement”) dated as of even date herewith between the Borrower and the Lender and evidences the Revolving Loans made by the Lender thereunder. All terms not defined herein shall have the meanings given to them in the Credit Agreement.
     The Credit Agreement provides for the acceleration of the maturity of principal upon the occurrence of certain Events of Default and for prepayments on the terms and conditions specified therein.
     Except as may be otherwise specifically provided in the Credit Agreement, the Borrower waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Revolving Note.

     This Revolving Note shall be governed by, and interpreted and construed in accordance with, the laws of the State of Connecticut.
     This Revolving Note was executed and delivered in the State of Connecticut.

Sturm, Ruger & Company, Inc.

By:

Thomas A. Dineen

Its:	Vice President, Treasurer
and Chief Financial Officer

	Amount of	Amount of	Balance
Date	Loan	Payment	Outstanding	Notation By

EXHIBIT B
AUTHORIZATION LETTER
December __, 2007
Bank of America, N.A.
Mail Code: CT2-102-24-02
777 Main Street
Hartford, CT 06115

Re:	Credit Agreement dated as of December ___, 2007 (the “Credit Agreement”) between Sturm Ruger & Company, Inc. and Bank of America, N.A.
Ladies and Gentlemen:
     In connection with the captioned Credit Agreement, we hereby designate any one of the following persons to give to you instructions, including notices required pursuant to the Agreement, orally or by telephone or teleprocess:
     NAME (Typewritten)

     Instructions may be honored on the oral, telephonic or electronic instructions of anyone purporting to be any one of the above designated persons even if the instructions are for the benefit of the person delivering them. We will furnish you with confirmation of each such instruction in writing signed by any person designated above (including any facsimile which appears to bear the signature of any person designated above) on the same day that the instruction is provided to you but your responsibility with respect to any instruction shall not be affected by your failure to receive such confirmation or by its contents.
     You shall be fully protected in, and shall incur no liability to us for, acting upon any instructions which you in good faith believe to have been given by any person designated above, and in no event shall you be liable for special, consequential or punitive damages. In addition, we agree to hold you and your agents harmless from any and all liability, loss and expense arising directly or indirectly out of instructions that we provide to you in connection with the Credit Agreement except for liability, loss or expense occasioned by the gross negligence or willful misconduct of you or your agents.
     Upon notice to us, you may, at your option, refuse to execute any instruction, or part thereof, without incurring any responsibility for any loss, liability or expense arising out of such refusal if you in good faith believe that the person delivering the instruction is not one of the persons designated above or if the instruction is not accompanied by an authentication method that we have agreed to in writing.
     We will promptly notify you in writing of any change in the persons designated above and, until you have actually received such written notice and have had a reasonable opportunity to act upon it, you are authorized to act upon instructions, even though the person delivering them may no longer be authorized.

Very truly yours,

Sturm Ruger & Company, Inc.

By:
Its:

EXHIBIT C
NOTICE OF BORROWING
                    , 2007
Bank of America, N.A.
777 Main Street
CT2-102-24-02
Hartford, CT 06115
Attn: Chris Phelan
Ladies and Gentlemen:
     The undersigned, a duly authorized officers of Sturm, Ruger & Company, Inc. (the “Borrower”), refers to the Credit Agreement, dated as of December 14, 2007 (the “Credit Agreement,” the terms defined therein being used herein as therein defined), between the Borrower and Bank of America, N.A. (the “Bank”), and hereby gives you notice that the undersigned hereby requests a Revolving Loan, and in connection therewith sets forth below the information relating to such Revolving Loan (the “Proposed Borrowing”) as required by the Credit Agreement:
     (i) The Business Day of the Proposed Borrowing is                     , 200_.
     (ii) The aggregate amount of the Proposed Borrowing is $                                        .
     (iii) The interest rate for the Proposed Borrowing is (check one):
            Variable Rate
           LIBOR Rate
           (Complete Section iv)
     (iv) (LIBOR Rate Loans Only) The Interest Period for the Proposed Borrowing is (check one):
           one (1) month
           two (2) months
           three (3) months

     In The undersigned hereby certifies that all of the conditions of Section 4.2 of the Credit Agreement are satisfied as of the date hereof.
     The undersigned further certifies that at least two of the individuals named in the Aurhorization Letter between the Borrower and the Bank have inteernally approved this borrowing.

Very truly yours, Sturm, Ruger & Company, Inc.
By:
Name:
Title:

EXHIBIT D
NOTICE OF CONVERSION/EXTENSION
Date:
Bank of America, N.A.
777 Main Street
CT2-102-24-02
Hartford, CT 06115
Attn: Chris Phelan
Ladies and Gentlemen:
     The undersigned, a duly authorized officer of Sturm, Ruger & Company, Inc. refers to the Credit Agreement dated as of December 14, 2007 (as amended, supplemented and/or modified from time to time, the “Credit Agreement,” the capitalized terms defined therein being used herein as therein defined), by and between Sturm Ruger & Company, Inc. and Bank of America, N.A., and hereby gives you notice pursuant the Credit Agreement that the undersigned hereby requests a conversion of one type of Revolving Loan into another type of Revolving Loan, or the continuation of a Revolving Loan as the same type of Revolving Loan with an Interest Period of the same or different duration, and in that connection sets forth below the information relating to such conversion or extension (the “Proposed Conversion/Extension”) as required by the Credit Agreement:
               (i) The Business Day of the Proposed Conversion/Extension is                     .
               (ii) The aggregate amount of the Proposed Conversion/Extension is $                                        .
               (iii) The Revolving Loan or Revolving Loans to which the Proposed Conversion/Extension is to apply are the following:
          $                                         Variable Rate
          $                                         LIBOR Rate

               (iv) The interest rate for the Proposed Conversion/Extension is (check one):
                     Variable Rate
                     LIBOR Rate (Complete Section v)
               (v) (LIBOR Loans Only) The Interest Period for the Proposed Conversion/Extension is (check one):
           one (1) month
           two (2) months
           three (3) months
     The undersigned hereby certifies that no Default or Event of Default has occurred and is continuing. Unless we otherwise notify you in writing, you may rely on the fact that such statements are true and correct on the day of the Proposed Conversion/Extension before and after giving effect to such Proposed Conversion/Extension, as though made on and as of such date.
     The undersigned acknowledges and agrees that if a LIBOR Rate Loan is being converted or extended other than on the last day of the Interest Period therefor, the Borrower will pay any amounts due under Section 3.3 of the Credit Agreement.

Very truly yours,

Sturm, Ruger & Company, Inc.

By

Name:
Title:

[Date]
Bank of America, N.A.
Mail Code: CT2-102-24-02
777 Main Street
Hartford, CT 06115
     Pursuant to the terms and conditions of the Credit Agreement, dated as of December 14, 2007, between Bank of America, N.A. and Sturm, Ruger & Company, Inc. (the “Borrower”) (the “Credit Agreement”; capitalized terms used herein but not defined herein having the meanings specified in the Credit Agreement) please be advised that:
     The undersigned certifies that, to the best of the undersigned officer’s knowledge, as of [date of end of quarter or year], the following information is true:

Section		Permitted/Required	Actual
7.1	Adjusted Net Worth	Not less than $94,000,000
     Upon request will furnish you with a detailed breakdown of the foregoing calculations (or if requested, such an analysis is attached).
     The undersigned hereby certifies that (i) the representation and warranties contained in the Credit Agreement and in each other Facility Document, are true and correct in all material respects on and as of the date hereof as though made on and as of such date (unless stated to relate to a specific date, in which case the same shall be true and correct in all material respects as of such specific earlier date), (ii) no Default or Event of Default has occurred and is continuing, and (iii) since the Closing Date (or the last affirmation hereof delivered in writing to the Bank, if later), there has been no materially adverse change in the assets, business, operations, properties, prospects or condition (financial or otherwise).

Sturm, Ruger & Company, Inc.

By

Name:

Schedule 5.4
There are no equitable, legal, arbitration, administrative actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened, against or affecting in any manner the Borrower that individually, or in the aggregate, has had or is reasonably anticipated to have a material adverse effect on the Company.
The Borrower reports all cases instituted against it, and the results of those cases, where terminated, to the Securities and Exchange Commission in its quarterly and annual reports on Forms 10-Q and 10-K.

Schedule 5.14
Potential underfunding of the following Plans in amounts not substantially in excess of those separately disclosed to the Bank in connection with this Agreement:
     1. Sturm, Ruger & Company, Inc. Salaried Employees Retirement Income Plan
     2. Sturm, Ruger & Company, Inc. Hourly Employees Pension Plan

Schedule 5.15
There are no subsidiaries of the Borrower.